Exhibit 10(f)

Retention Agreement (“Agreement”) between

Dietmar Ostermann (“Executive”) and EDS

This Agreement between Electronic Data Systems Corporation and Dietmar Ostermann (“Executive) is entered into effective as of December 3, 2002.

1.	Current Position:

Chief Executive Officer, A.T. Kearney, Inc.

2.	Annual Salary:

Executive’s current annual base salary is $1,000,000, payable in substantially equal installments on a semimonthly basis in accordance with A.T. Kearney’s regular payroll practice. Executive’s annual base salary shall be reviewed on an annual basis.

3.	Bonus:

Executive will participate in EDS’ Executive Bonus Plan (“EBP”) or equivalent successor plan.

4.	Group/Executive Benefits:

Executive and his family shall participate in any group life, health or disability insurance plan, in any pension, 401(k) or similar benefit plan (qualified, non-qualified and supplemental) or other fringe benefits of EDS, disability leave and vacation, on terms not less favorable to Executive than the terms uniformly available to other similarly situated executives of EDS.

5.	Equity Based Incentive Compensation:

Executive shall be eligible to receive future equity awards pursuant to the Amended and Restated Electronic Data Systems Corporation Incentive Plan (and all successor and/or similar plans) consistent with his performance, competitive pay practices generally and with other equity award programs generally made available to other senior executives of EDS.

6.	Separation Benefits:

(a) If Executive is involuntarily terminated without Cause (as defined in Exhibit “A”) on or before December 31, 2004, Executive, shall be entitled to receive within fourteen (14) days of his termination, in lieu of any other separation and/or severance payments or benefits, the following: (i) a lump sum payment equal to Executive’s accrued, but unpaid base salary through the date of termination, less all applicable deductions; (ii) a lump sum payment equivalent to Executive’s final annual base salary, less all applicable deductions;

(iii) a lump sum payment equivalent to Executive’s annual performance bonus target as approved by the Compensation and Benefits Committee for the year in which he is terminated, less all applicable deductions; (iv) all deferred and restricted stock units and/or stock options awarded to Executive that remain outstanding on the date of termination shall immediately vest (excluding any unvested option shares awarded to Executive as a component of his annual bonus, which shall be forfeited as of the date of termination), shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of the EDS Executive Deferral Plan), and with regard to all stock options, they shall be exercisable for a period of one (1) year from the date of termination; and (v) a waiver of premiums for a period not to exceed eighteen (18) months if Executive elects to continue health care coverage under the EDS Health Benefit Plan as provided under COBRA.

(b) Executive’s receipt of the separation benefits described in Paragraph 6(a) of this Agreement are contingent upon Executive signing a release deemed appropriate by EDS in which Executive releases and/or waives any and all existing claims he may have against EDS. The receipt of the separation benefits described in Paragraph 6(a) are further contingent upon the release signed by Executive becoming effective.

7.	Expense Reimbursement and Allowances:

Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in accordance with EDS’ policies, practices and procedures.

8.	Entire Agreement:

This Agreement, in conjunction with Executive’s Indemnification Agreement, as well as all other written agreements Executive has entered into with EDS in connection with the Amended and Restated Electronic Data Systems Corporation Incentive Plan (and all prior or subsequent amendments), the Global Share Plan or the PerformanceShare Plan, which agreements, if any, are incorporated herein by reference, constitute the entire agreement between Executive and EDS with regard to the subject matters herein, and supersede and prevail over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written, regarding such matters. This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and the Chief Executive Officer of EDS.

9.	Notice:

All notices shall be in writing and shall be given, if by Executive to EDS, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either EDS or Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Dietmar Ostermann

_______________

_______________

If to EDS:

Electronic Data Systems Corporation

5400 Legacy Drive H3-1D-22

Plano, Texas 75024

Telecommunications Number: (972) 605-1926

Attention: Michael E. Paolucci,

                Managing Director, Global Compensation & Benefits

ELECTRONIC DATA SYSTEMS CORPORATION

/S/ RICHARD H. BROWN		Date:	December 3, 2002
By:	Richard H. Brown
Chairman of the Board and Chief Executive Officer

/S/ DIETMAR OSTERMANN		Date:	December 3, 2002
Dietmar Ostermann

Exhibit A

“Cause” means: the Executive has (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS’ lawful and appropriate policies, directives or orders applicable to EDS employees holding comparable positions that resulted in significant harm to EDS (recognizing that Executive shall not be obligated to follow policies, directives or orders that are unethical or would require Executive to violate his duties and/or obligations to EDS, its Board of Directors, or its shareholders); (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS. For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of EDS.